EXHIBIT 99

                                        FOR: Consolidated Graphics, Inc.

                                APPROVED BY: Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                    CONTACT: Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Eileen King
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE WENTWORTH PRINTING CORP.
                           OF COLUMBIA, SOUTH CAROLINA

     Houston, Texas - January 13, 1999 - Consolidated Graphics announced today the signing of a letter of intent to acquire Wentworth Printing Corp. of Columbia, South Carolina. Founded in 1963, Wentworth is a full-service commercial printer that is among the top five printing companies in South Carolina. James Doar, President of Wentworth, will remain with the company upon completion of the transaction. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Wentworth Printing has remained dedicated to the principles that have made it successful -- superior service and quality. James Doar and the highly skilled employees of Wentworth take pride in meeting client needs using innovation and technology. They are a welcome addition to Consolidated Graphics."

     James Doar commented, "Wentworth has served the South Carolina market for over 35 years, providing our customers with excellent service and a high-quality product. These efforts will continue and improve with the considerable resources and support of Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 52 companies with annualized revenues in excess of $600 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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